Exhibit 99.2

NAVIENT REPORTS SECOND-QUARTER 2025 FINANCIAL RESULTS

HERNDON, Va., July 30, 2025 — Navient (Nasdaq: NAVI) today released its second-quarter 2025 financial results.

OVERALL RESULTS	• GAAP net income of $14 million ($0.13 diluted earnings per share). • Core Earnings(1) of $21 million ($0.20 diluted earnings per share).
SIGNIFICANT ITEMS

•   GAAP and Core Earnings results included:

○  Provision for loan losses of $37 million ($8 million for FFELP and $29 million for Consumer Lending). The $23 million increase from the year-ago quarter is a result of increased originations, a weakening in the forecasted macroeconomic outlook, higher delinquencies as well as the extension of the FFELP portfolio.

○  Regulatory and restructuring expenses of $1 million ($0.01 diluted loss per share).

CEO COMMENTARY – “Our second quarter results show strong momentum in loan origination growth, with over $1 billion in originations so far this year – nearly double the first half of last year,” said David Yowan, president and CEO of Navient. “The ambitious expense reduction target we set 18 months ago is within our reach, with much of the savings evident in our results. We are demonstrating our capabilities and capacity both to grow meaningfully across our product set and to reduce our expense base.”

SECOND-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $30 million. • Net interest margin of 0.70%. • FFELP Loan prepayments of $228 million compared to $2.5 billion in second-quarter 2024.

CONSUMER LENDING SEGMENT	• Net income of $26 million. • Net interest margin of 2.32%. • Originated $500 million of Private Education Loans.

BUSINESS PROCESSING SEGMENT	• Navient no longer provides Business Processing segment services after the sale in February 2025 of the government services business.

CAPITAL & FUNDING

•   GAAP equity-to-asset ratio of 5.1% and adjusted tangible equity ratio(1) of 9.8%.

•   Repurchased $24 million of common shares. $52 million common share repurchase authority remains outstanding.

•   Paid $16 million in common stock dividends.

•   Issued $500 million of unsecured debt and $536 million of asset-backed securities.

OPERATING EXPENSES

•   Operating expenses of $100 million, of which $13 million is in connection with transition services we have provided related to our various strategic initiatives. There is $14 million of revenue recognized in Other revenue related to these services.

The transition services related to the outsourcing of servicing and the sale of our healthcare services business ended in May 2025. We expect the transition services related to the sale of our government services business to be mostly completed by the end of 2025.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns and manages a portfolio of FFELP federally guaranteed student loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q25	1Q25	2Q24

Net interest income	$55	$49	$33
Provision for loan losses	8	8	(2)
Other revenue	10	10	17

Total revenue	57	51	52
Expenses	17	19	16

Pre-tax income	40	32	36

Net income	$30	$24	$28

Segment net interest margin	.70%	.61%	.36%
FFELP Loans:
FFELP Loan spread	.75%	.67%	.49%
Provision for loan losses	$8	$8	$(2)
Net charge-offs	$8	$6	$10
Net charge-off rate	.14%	.10%	.14%
Greater than 30-days delinquency rate	19.0%	20.5%	13.5%
Greater than 90-days delinquency rate	10.1%	10.2%	7.0%
Forbearance rate	12.8%	14.4%	16.8%
Average FFELP Loans	$30,327	$30,914	$34,741
Ending FFELP Loans, net	$29,618	$30,244	$32,940

DISCUSSION OF RESULTS — 2Q25 vs. 2Q24

•	Net income was $30 million compared to $28 million.

•

Net interest income increased $22 million primarily due to a decrease in premium amortization as a result of the significant decline in prepayments from $2.5 billion in the year-ago quarter to $228 million in the current quarter.

•

Provision for loan losses increased $10 million. The $8 million of provision for loan losses in the current period was primarily the result of an increase in delinquency balances. The $(2) million of provision for loan losses in the year-ago quarter was the result of relatively stable credit trends.

○	Net charge-offs were $8 million compared to $10 million.

○	Delinquencies greater than 90 days were $2.5 billion compared to $1.9 billion.

○	Forbearances were $3.7 billion compared to $5.3 billion.

•	Other revenue decreased $7 million primarily as a result of lower late fees and third-party servicing fees.

•

Expenses were $1 million higher primarily as a result of transitioning the servicing of our portfolio to a third party on July 1, 2024. As expected, for consolidated Navient (across the Federal Education Loans, Consumer Lending and Other segments), costs were neutral (net of transition services revenue earned) in the current quarter compared to costs we would have incurred if the servicing function remained in-house. Over the remaining life of the portfolio, we expect a significant overall cost savings to be realized.

CONSUMER LENDING

In this segment, Navient owns and manages a portfolio of Private Education Loans. Through our Earnest brand, we also refinance and originate Private Education Loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q25	1Q25	2Q24

Net interest income	$95	$113	$126
Provision for loan losses	29	22	16
Other revenue	3	3	3

Total revenue	69	94	113
Expenses	36	35	34

Pre-tax income	33	59	79

Net income	$26	$46	$60

Segment net interest margin	2.32%	2.76%	2.89%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	2.42%	2.87%	3.01%
Provision for loan losses	$29	$22	$16
Net charge-offs(1)	$79	$71	$67
Net charge-off rate(1)	2.06%	1.87%	1.65%
Greater than 30-days delinquency rate	6.4%	6.4%	5.2%
Greater than 90-days delinquency rate	3.0%	2.6%	2.2%
Forbearance rate	1.6%	1.8%	1.8%
Average Private Education Loans	$15,992	$16,159	$16,936
Ending Private Education Loans, net	$15,530	$15,690	$16,238
Private Education Refinance Loans:
Net charge-offs	$18	$15	$12
Greater than 90-days delinquency rate	.8%	.7%	.5%
Average Private Education Refinance Loans	$8,531	$8,464	$8,662
Ending Private Education Refinance Loans, net	$8,469	$8,413	$8,494
Private Education Refinance Loan originations	$443	$470	$222

(1)

Second-quarter 2025 and first-quarter 2025 exclude $1 million and $1 million, respectively, of charge-offs on the expected future recoveries of previously fully charged-off loans that occurred as a result of increasing the net charge-off rate on defaulted loans.

DISCUSSION OF RESULTS — 2Q25 vs. 2Q24

•	Originated $500 million of Private Education Loans compared to $278 million.

○	Refinance Loan originations were $443 million compared to $222 million.

○	In-school loan originations were $57 million compared to $56 million.

•	Net income was $26 million compared to $60 million.

•

Net interest income decreased $31 million, of which $20 million was due to the paydown of the loan portfolio and $11 million was due to reserving for the increase in accrued interest receivable on loans greater than 90-days delinquent.

•

Provision for loan losses increased $13 million. The provision of $29 million in the current quarter included $7 million in connection with loan originations and $22 million related to a general reserve build (primarily as a result of an increase in delinquency balances as well as a weakening in the forecasted macroeconomic metrics used to estimate expected losses). The provision for loan losses of $16 million in the year-ago quarter included $6 million in connection with loan originations and $10 million related to a general reserve build.

○	Excluding $1 million related to the change in the net charge-off rate on defaulted loans in second-quarter 2025, net charge-offs were $79 million, up $12 million from $67 million.

○	Private Education Loan delinquencies greater than 90 days: $459 million, up $108 million from $351 million.

○	Private Education Loan forbearances: $250 million, down $44 million from $294 million.

•	Expenses increased $2 million primarily as a result of higher marketing spend associated with higher loan origination volume.

BUSINESS PROCESSING

In this segment, Navient performed business processing services for non-education related government and healthcare clients prior to the divestiture of our healthcare services business in third-quarter 2024 and our government services business in first-quarter 2025.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	2Q25	1Q25	2Q24
Revenue from government services	$—	$23	$49
Revenue from healthcare services	—	—	32

Total revenue	—	23	81
Expenses	—	20	62

Pre-tax income	—	3	19

Net income	$—	$2	$15

EBITDA(1)	$—	$3	$20
EBITDA margin(1)	—%	13%	25%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

DISCUSSION OF RESULTS — 2Q25 vs. 2Q24

•

With the sale of our government services business in February 2025, Navient no longer provides business processing segment services. Navient is providing certain transition services (reflected in the Other segment) in connection with the sale of our business processing businesses. The transition services in connection with the sale of our healthcare business ended May 2025 and we expect the transition services in connection with the sale of our government services business to be mostly completed by the end of 2025.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 27, 2025).

Navient will hold a live audio webcast today, July 30, 2025, at 8 a.m. ET, hosted by David Yowan, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospectus and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goals,” or “target.” Such statements are based on management’s expectations as of the date of this release and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. For Navient, these factors include, among other things: general economic conditions, including the potential impact of inflation and interest rates on Navient and its clients and customers and on the creditworthiness of third parties; and increased defaults on education loans held by us. The company could also be affected by, among other things, unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations or the timing of the execution and implementation of current laws, rules or regulations or future laws, executive orders or other policy initiatives that operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs or extensions of previously announced deadlines which may increase or decrease the prepayment rates on education loans and accelerate or slow down the repayment of the bonds in our securitization trusts; a reduction in our credit ratings;

changes to applicable laws, rules, regulations and government policies and expanded regulatory and governmental oversight; changes in the general interest rate environment, including the availability of any relevant money-market index rate or the relationship between the relevant money-market index rate and the rate at which our assets are priced; the interest rate characteristics of our assets do not always match those of our funding arrangements; adverse market conditions or an inability to effectively manage our liquidity risk or access liquidity could negatively impact us; the cost and availability of funding in the capital markets; our ability to earn Floor Income and our ability to enter into hedges relative to that Floor Income are dependent on the future interest rate environment and therefore is variable; our use of derivatives exposes us to credit and market risk; our ability to continually and effectively align our cost structure with our business operations; a failure or breach of our operating systems, infrastructure or information technology systems; failure by any third party providing us material services or products or a breach or violation of law by one of these third parties; our work with government clients exposes us to additional risks inherent in the government contracting environment; acquisitions, strategic initiatives and investments or divestitures that we pursue; shareholder activism; reputational risk and social factors; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2024, and in our other reports filed with the Securities and Exchange Commission. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) helps students and families confidently manage the cost of higher education. We create long-term value for customers and investors through responsible lending, flexible refinancing, trusted servicing oversight, and decades of portfolio management expertise. Our employees thrive in a culture of belonging, where they are supported and proud to deliver meaningful outcomes. Learn more on Navient.com.

Contact:

Media:	Cate Fitzgerald, 317-806-8775, catherine.fitzgerald@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			SIX MONTHS ENDED
(In millions, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
GAAP Basis
Net income (loss)	$14	$(2)	$36	$11	$109
Diluted earnings (loss) per common share	$.13	$(.02)	$.32	$.11	$.97
Weighted average shares used to compute diluted earnings per share	101	102	112	102	113
Return on assets	.11%	(.02)%	.26%	.05%	.39%

Core Earnings Basis(1)
Net income(1)	$21	$26	$33	$47	$86
Diluted earnings per common share(1)	$.20	$.25	$.29	$.46	$.77
Weighted average shares used to compute diluted earnings per share	101	103	112	102	113
Net interest margin, Federal Education Loan segment	.70%	.61%	.36%	.66%	.46%
Net interest margin, Consumer Lending segment	2.32%	2.76%	2.89%	2.54%	2.94%
Return on assets	.17%	.22%	.24%	.19%	.31%

Education Loan Portfolios
Ending FFELP Loans, net	$29,618	$30,244	$32,940	$29,618	$32,940
Ending Private Education Loans, net	15,530	15,690	16,238	15,530	16,238

Ending total education loans, net	$45,148	$45,934	$49,178	$45,148	$49,178

Average FFELP Loans	$30,327	$30,914	$34,741	$30,619	$35,950
Average Private Education Loans	15,992	16,159	16,936	16,075	17,160

Average total education loans	$46,319	$47,073	$51,677	$46,694	$53,110

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have three reportable operating segments as of June 30, 2025: Federal Education Loans, Consumer Lending and Other. Prior to the divestiture of our healthcare business in third quarter 2024 and our government services business in first quarter 2025, we had a fourth reportable operating segment, Business Processing. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				June 30, 2025 vs. March 31, 2025		June 30, 2025 vs. June 30, 2024
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	June 30, 2025	March 31, 2025	June 30, 2024	$	%	$	%
Interest income:
FFELP Loans	$483	$493	$608	$(10)	(2)%	$(125)	(21)%
Private Education Loans	273	289	317	(16)	(6)	(44)	(14)
Cash and investments	22	20	48	2	10	(26)	(54)

Total interest income	778	802	973	(24)	(3)	(195)	(20)
Total interest expense	650	672	843	(22)	(3)	(193)	(23)

Net interest income	128	130	130	(2)	(2)	(2)	(2)
Less: provisions for loan losses	37	30	14	7	23	23	164

Net interest income after provisions for loan losses	91	100	116	(9)	(9)	(25)	(22)
Other income (loss):
Servicing revenue	14	13	18	1	8	(4)	(22)
Asset recovery and business processing revenue	—	23	81	(23)	(100)	(81)	(100)
Other income	19	15	4	4	27	15	375
Gains (losses) on derivative and hedging activities, net	(5)	(25)	14	20	(80)	(19)	(136)

Total other income	28	26	117	2	8	(89)	(76)
Expenses:
Operating expenses	100	127	166	(27)	(21)	(66)	(40)
Goodwill and acquired intangible asset impairment and amortization expense	1	1	3	—	—	(2)	(67)
Restructuring/other reorganization expenses	—	3	16	(3)	(100)	(16)	(100)

Total expenses	101	131	185	(30)	(23)	(84)	(45)

Income (loss) before income tax expense (benefit)	18	(5)	48	23	460	(30)	(63)
Income tax expense (benefit)	4	(3)	12	7	233	(8)	(67)

Net income (loss)	$14	$(2)	$36	$16	800%	$(22)	(61)%

Basic earnings (loss) per common share	$.14	$(.02)	$.32	$.16	800%	$(.18)	(56)%

Diluted earnings (loss) per common share	$.13	$(.02)	$.32	$.15	750%	$(.19)	(59)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	SIX MONTHS ENDED June 30,		Increase (Decrease)
(In millions, except per share data)	2025	2024	$	%
Interest income:
FFELP Loans	$975	$1,269	$(294)	(23)%
Private Education Loans	562	645	(83)	(13)
Cash and investments	43	86	(43)	(50)

Total interest income	1,580	2,000	(420)	(21)
Total interest expense	1,322	1,718	(396)	(23)

Net interest income	258	282	(24)	(9)
Less: provisions for loan losses	67	26	41	158

Net interest income after provisions for loan losses	191	256	(65)	(25)
Other income (loss):
Servicing revenue	27	35	(8)	(23)
Asset recovery and business processing revenue	23	158	(135)	(85)
Other income	33	13	20	154
Gains (losses) on derivative and hedging activities, net	(30)	46	(76)	(165)

Total other income	53	252	(199)	(79)
Expenses:
Operating expenses	227	350	(123)	(35)
Goodwill and acquired intangible asset impairment and amortization expense	2	5	(3)	(60)
Restructuring/other reorganization expenses	3	17	(14)	(82)

Total expenses	232	372	(140)	(38)

Income before income tax expense	12	136	(124)	(91)
Income tax expense	1	27	(26)	(96)

Net income	$11	$109	$(98)	(90)%

Basic earnings per common share	$.11	$.98	$(.87)	(89)%

Diluted earnings per common share	$.11	$.97	$(.86)	(89)%

Dividends per common share	$.32	$.32	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	June 30, 2025	March 31, 2025	June 30, 2024
Assets
FFELP Loans (net of allowance for loan losses of $182, $182 and $194, respectively)	$29,618	$30,244	$32,940
Private Education Loans (net of allowance for loan losses of $348, $397 and $493, respectively)	15,530	15,690	16,238
Investments	135	125	132
Cash and cash equivalents	712	642	1,088
Restricted cash and cash equivalents	1,365	1,413	2,918
Goodwill and acquired intangible assets, net	436	437	690
Other assets	2,426	2,399	2,616

Total assets	$50,222	$50,950	$56,622

Liabilities
Short-term borrowings	$4,752	$4,855	$5,326
Long-term borrowings	42,345	42,872	47,545
Other liabilities	561	634	1,003

Total liabilities	47,658	48,361	53,874

Commitments and contingencies

Equity
Series A Junior Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 467 million, 467 million and 465 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,394	3,390	3,367
Accumulated other comprehensive income, net of tax	—	2	10
Retained earnings	4,674	4,677	4,710

Total stockholders’ equity before treasury stock	8,072	8,073	8,091
Less: Common stock held in treasury: 367 million, 365 million and 356 million shares, respectively	(5,508)	(5,484)	(5,343)

Total equity	2,564	2,589	2,748

Total liabilities and equity	$50,222	$50,950	$56,622

GAAP COMPARISON OF 2025 RESULTS WITH 2024

Three Months Ended June 30, 2025 Compared with Three Months Ended June 30, 2024

For the three months ended June 30, 2025, net income was $14 million, or $0.13 diluted earnings per common share, compared with net income of $36 million, or $0.32 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $2 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios, and increased reserving for the increase in accrued interest receivable on Private Education Loans greater than 90-days delinquent. This decrease was partially offset by a $22 million decline in premium amortization on the FFELP Loan portfolio due to the significant decrease in prepayments from $2.5 billion in the year-ago period to $228 million in the current period.

•	Provisions for loan losses increased $23 million from $14 million to $37 million:

○	The provision for FFELP Loan losses increased $10 million from $(2) million to $8 million.

○	The provision for Private Education Loan losses increased $13 million from $16 million to $29 million.

The provision for FFELP Loan losses of $8 million in the current period was primarily the result of an increase in delinquency balances. The provision of $(2) million in the year-ago quarter was the result of stable credit trends.

The provision for Private Education Loan losses of $29 million in the current period included $7 million in connection with loan originations and $22 million related to a general reserve build (primarily as a result of an increase in delinquency balances as well as a weakening in the forecasted macroeconomic metrics used to estimate expected losses). The provision of $16 million in the year-ago quarter included $6 million in connection with loan originations and $10 million related to a general reserve build.

•

Asset recovery and business processing revenue decreased $81 million as a result of the sale of our healthcare services business in the third quarter of 2024 ($32 million of the decrease), and our government services business in February 2025 ($49 million of the decrease). With the sale of our government services business, Navient no longer provides business processing segment services.

•

Other income increased $15 million primarily related to the transition services we provide related to our various strategic initiatives. The transition services related to the outsourcing of servicing and the sale of our healthcare services business ended in May 2025. We expect the transition services related to the sale of our government services business to be mostly completed by the end of 2025.

•

Net gains on derivative and hedging activities decreased $19 million. The primary factor affecting the change was interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $66 million, $74 million of which was due to a decline in business processing expenses as a result of the sale of our government services business in February 2025 and our healthcare services business in the third quarter of 2024 ($62 million of the reduction is in the Business Processing segment and $12 million of the reduction is in the Other segment). In addition, regulatory-related expenses decreased $11 million due to a $12 million contingency loss accrual recorded in the year-ago quarter related to the September 2024 CFPB settlement agreement. Current period expense includes $13 million incurred in connection with providing transition services related to our various strategic initiatives. We expect these services to be mostly completed by the end of 2025. There is $14 million of revenue recognized in Other revenue related to these services.

•

Restructuring and other reorganization expenses decreased $16 primarily due to a decrease in severance-related costs in connection with the various strategic initiatives being implemented to simplify the company, reduce our expense base and enhance our flexibility.

We repurchased 1.9 million and 2.5 million shares of our common stock during the second quarters of 2025 and 2024, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 11 million common shares (or 10%) from the year-ago period.

Six Months Ended June 30, 2025 Compared with Six Months Ended June 30, 2024

For the six months ended June 30, 2025, net income was $11 million, or $0.11 diluted earnings per common share, compared with net income of $109 million, or $0.97 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $24 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios, the impact of decreasing interest rates on the different index resets for the FFELP Loan and Private Education Loan assets and debt, as well as a $7 million decrease in mark-to-market gains on fair value hedges recorded in interest expense. This decrease was partially offset by a $40 million decline in premium amortization on the FFELP Loan portfolio due to the significant decrease in prepayments from $4.1 billion in the year-ago period to $485 million in the current period.

•	Provisions for loan losses increased $41 million, from $26 million to $67 million:

○	The provision for FFELP Loan losses increased $17 million from $(1) million to $16 million.

○	The provision for Private Education Loan losses increased $24 million from $27 million to $51 million.

The provision for FFELP Loan losses of $16 million in the current period was primarily the result of an increase in delinquency balances. The provision of $(1) million in the year-ago period was the result of stable credit trends.

The provision for Private Education Loan losses of $51 million in the current period included $14 million in connection with loan originations and $37 million related to a general reserve build (primarily as a result of an increase in delinquency balances as well as a weakening in the forecasted macroeconomic metrics used to estimate expected losses). The provision of $27 million in the year-ago period included $11 million in connection with loan originations and $16 million related to a general reserve build.

•

Asset recovery and business processing revenue decreased $135 million as a result of the sale of our healthcare services business in the third quarter of 2024 ($61 million of the decrease), and our government services business in February 2025 ($74 million of the decrease). With the sale of our government services business, Navient no longer provides business processing segment services.

•

Other income increased $20 million primarily related to the transition services we provide related to our various strategic initiatives. The transition services related to the outsourcing of servicing and the sale of our healthcare services business ended in May 2025. We expect the transition services related to the sale of our government services business to be mostly completed by the end of 2025.

•

Net gains on derivative and hedging activities decreased $76 million. The primary factor affecting the change was interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $123 million, $132 million of which was due to a decline in business processing expenses as a result of the sale of our government services business in February 2025 and our healthcare services business in the third quarter of 2024 ($111 million of the reduction is in the Business Processing segment and $21 million of the reduction is in the Other segment). In addition, regulatory-related expenses decreased $23 million due to a $32 million contingency loss accrual recorded in the year-ago period related to the September 2024 CFPB settlement agreement. Current period expense includes $23 million incurred in connection with providing transition services related to our various strategic initiatives. We expect these services to be mostly completed by the end of 2025. There is $25 million of revenue recognized in Other revenue related to these services.

•

Restructuring and other reorganization expenses decreased $14 million primarily due to a decrease in severance-related costs in connection with the various strategic initiatives being implemented to simplify the company, reduce our expense base and enhance our flexibility.

•

The effective income tax rates for the current and year-ago periods were 9% and 20%, respectively. The movement in the effective income tax rate was primarily driven by state tax expense in connection with uncertain tax positions as well as changes in the valuation allowance attributed to disallowed interest expense carryovers.

We repurchased 4.5 million and 5.0 million shares of our common stock during the six months ended of June 30, 2025 and 2024, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 11 million common shares (or 10%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	June 30, 2025		March 31, 2025		June 30, 2024
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$361		$384		$350
Loans in forbearance(2)	250		283		294
Loans in repayment and percentage of each status:
Loans current	14,296	93.6%	14,440	93.6%	15,250	94.8%
Loans delinquent 31-60 days(3)	335	2.2	373	2.4	311	1.9
Loans delinquent 61-90 days(3)	177	1.2	212	1.4	175	1.1
Loans delinquent greater than 90 days(3)	459	3.0	395	2.6	351	2.2

Total Private Education Loans in repayment	15,267	100%	15,420	100%	16,087	100%

Total Private Education Loans, gross	15,878		16,087		16.731
Private Education Loan allowance for losses	(348)		(397)		(493)

Private Education Loans, net	$15,530		$15,690		$16,238

Percentage of Private Education Loans in repayment		96.2%		95.9%		96.2%

Delinquencies as a percentage of Private Education Loans in repayment		6.4%		6.4%		5.2%

Loans in forbearance as a percentage of loans in repayment and forbearance		1.6%		1.8%		1.8%

Cosigner rate(4)		32%		32%		32%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 66% for all periods presented.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	June 30, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$182	$397	$579
Total provision	8	29	37
Charge-offs:
Gross charge-offs	(8)	(92)	(100)
Expected future recoveries on current period gross charge-offs	—	13	13

Total(1)	(8)	(79)	(87)
Adjustment resulting from the change in charge-off rate(2)	—	(1)	(1)

Net charge-offs	(8)	(80)	(88)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	2	2

Allowance at end of period (GAAP)	182	348	530
Plus: expected future recoveries on previously fully charged-off loans(3)	—	172	172

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$182	$520	$702

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.14%	2.06%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.02%

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	2.08%
Allowance coverage of charge-offs (annualized)(4)	5.2	1.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.3%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	3.4%	(Non-GAAP)
Ending total loans	$29,800	$15,878
Average loans in repayment	$25,133	$15,375
Ending loans in repayment	$24,867	$15,267

	QUARTER ENDED
	March 31, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$180	$441	$621
Total provision	8	22	30
Charge-offs:
Gross charge-offs	(6)	(82)	(88)
Expected future recoveries on current period gross charge-offs	—	11	11

Total(1)	(6)	(71)	(77)
Adjustment resulting from the change in charge-off rate(2)	—	(1)	(1)

Net charge-offs	(6)	(72)	(78)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	6	6

Allowance at end of period (GAAP)	182	397	579
Plus: expected future recoveries on previously fully charged-off loans(3)	—	174	174

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$182	$571	$753

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.10%	1.87%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.02%

Net charge-offs as a percentage of average loans in repayment (annualized)	.10%	1.89%
Allowance coverage of charge-offs (annualized)(4)	7.3	2.0	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.6%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	3.7%	(Non-GAAP)
Ending total loans	$30,426	$16,087
Average loans in repayment	$25,459	$15,472
Ending loans in repayment	$24,930	$15,420

	QUARTER ENDED
	June 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$206	$538	$744
Total provision	(2)	16	14
Charge-offs:
Gross charge-offs	(10)	(77)	(87)
Expected future recoveries on current period gross charge-offs	—	10	10

Total(1)	(10)	(67)	(77)
Adjustment resulting from the change in charge-off rate(2)	—	—	—

Net charge-offs	(10)	(67)	(77)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	6	6

Allowance at end of period (GAAP)	194	493	687
Plus: expected future recoveries on previously fully charged-off loans(3)	—	211	211

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$194	$704	$898

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.14%	1.65%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	—%

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	1.65%
Allowance coverage of charge-offs (annualized)(4)	5.0	2.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.2%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.4%	(Non-GAAP)
Ending total loans	$33,134	$16,731
Average loans in repayment	$27,509	$16,271
Ending loans in repayment	$26,411	$16,087

	SIX MONTHS ENDED
	June 30, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$180	$441	$621
Total provision	16	51	67
Charge-offs:
Gross charge-offs	(14)	(173)	(187)
Expected future recoveries on current period gross charge-offs	—	23	23

Total(1)	(14)	(150)	(164)
Adjustment resulting from the change in charge-off rate(2)	—	(2)	(2)

Net charge-offs	(14)	(152)	(166)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	8	8

Allowance at end of period (GAAP)	182	348	530
Plus: expected future recoveries on previously fully charged-off loans(3)	—	172	172

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$182	$520	$702

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.12%	1.96%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.02%

Net charge-offs as a percentage of average loans in repayment (annualized)	.12%	1.98%
Allowance coverage of charge-offs (annualized)(4)	6.1	1.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.3%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	3.4%	(Non-GAAP)
Ending total loans	$29,800	$15,878
Average loans in repayment	$25,295	$15,423
Ending loans in repayment	$24,867	$15,267

	SIX MONTHS ENDED
	June 30, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$215	$617	$832
Total provision	(1)	27	26
Charge-offs:
Gross charge-offs	(20)	(187)	(207)
Expected future recoveries on current period gross charge-offs	—	21	21

Total(1)	(20)	(166)	(186)
Adjustment resulting from the change in charge-off rate(2)	—	—	—

Net charge-offs	(20)	(166)	(186)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	15	15

Allowance at end of period (GAAP)	194	493	687
Plus: expected future recoveries on previously fully charged-off loans(3)	—	211	211

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$194	$704	$898

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.14%	2.03%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	—%

Net charge-offs as a percentage of average loans in repayment (annualized)	.14%	2.03%
Allowance coverage of charge-offs (annualized)(4)	4.9	2.1	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.2%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.4%	(Non-GAAP)
Ending total loans	$33,134	$16,731
Average loans in repayment	$28,622	$16,471
Ending loans in repayment	$26,411	$16,087

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)	Related to increasing the net charge-off rate on defaulted Private Education Loans and the resulting reduction in the balance of expected future recoveries on previously fully charged-off loans.

(3)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Beginning of period expected future recoveries on previously fully charged-off loans	$174	$179	$217	$179	$226
Expected future recoveries of current period defaults	13	11	10	23	21
Recoveries (cash collected)	(11)	(11)	(10)	(21)	(21)
Charge-offs (as a result of lower recovery expectations)	(4)	(6)	(6)	(10)	(15)

End of period expected future recoveries on previously fully charged-off loans	$172	$174	$211	$172	$211

Change in balance during period	$(2)	$(6)	$(6)	$(8)	$(15)

(4)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.5 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $4.8 billion of senior unsecured notes that mature in the long term (from 2026 to 2043 with 69% maturing by 2031), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities, issue term ABS, enter into additional Private Education Loan and FFELP Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 1.9 million shares of common stock for $24 million in the second quarter of 2025 and have $52 million of unused share repurchase authority as of June 30, 2025.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Ending balances:
Unrestricted cash	$712	$642	$1,088
Unencumbered FFELP Loans	51	61	160
Unencumbered Private Education Refinance Loans	510	488	326

Total	$1,273	$1,191	$1,574

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Average balances:
Unrestricted cash	$743	$572	$1,116	$658	$941
Unencumbered FFELP Loans	73	173	148	123	132
Unencumbered Private Education Refinance Loans	629	403	224	517	221

Total	$1,445	$1,148	$1,488	$1,298	$1,294

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan ABCP facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from October 2025 to April 2027.

(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Ending balances:
FFELP Loan ABCP facilities	$190	$223	$416
Private Education Loan ABCP facilities	1,754	1,626	2,088

Total	$1,944	$1,849	$2,504

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Average balances:
FFELP Loan ABCP facilities	$219	$349	$409	$284	$409
Private Education Loan ABCP facilities	1,613	1,447	1,664	1,530	1,613

Total	$1,832	$1,796	$2,073	$1,814	$2,022

At June 30, 2025, we had a total of $2.9 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.3 billion of our unencumbered tangible assets of which $1.3 billion and $51 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of June 30, 2025, we had $4.8 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). We enter into repurchase facilities at times to borrow against the encumbered net assets of these financing vehicles. As of June 30, 2025, $0.7 billion of repurchase facility borrowings were outstanding.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	June 30, 2025	March 31, 2025	June 30, 2024
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$2.8	$2.8	$3.2
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.0	2.0	1.7
Tangible unencumbered assets(1)	2.9	2.8	3.4
Senior unsecured debt	(5.3)	(5.3)	(5.9)
Mark-to-market on unsecured hedged debt(2)	—	.1	.2
Other liabilities, net	(.3)	(.2)	(.5)

Total Tangible Equity(3)	$2.1	$2.2	$2.1

(1)	Excludes goodwill and acquired intangible assets.

(2)

At June 30, 2025, March 31, 2025, and June 30, 2024, there were $(72) million, $(123) million and $(230) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our Board of Directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED JUNE 30, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$756					$483	$273	$—	$—
Cash and investments	22					10	5	—	7

Total interest income	778					493	278	—	7
Total interest expense	650					438	183	—	26

Net interest income (loss)	128	$5	$(2)	$3	$131	55	95	—	(19)
Less: provisions for loan losses	37				37	8	29	—	—

Net interest income (loss) after provisions for loan losses	91					47	66	—	(19)
Other income (loss):
Servicing revenue	14					11	3	—	—
Asset recovery and business processing revenue	—					—	—	—	—
Other revenue	14					(1)	—	—	20

Total other income (loss)	28	(5)	10	5	33	10	3	—	20
Expenses:
Direct operating expenses	53					17	36	—	—
Unallocated shared services expenses	47					—	—	—	47

Operating expenses	100				100	17	36	—	47
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	—	—	—	—	—	—	—	—	—

Total expenses	101	—	(1)	(1)	100	17	36	—	47

Income (loss) before income tax expense (benefit)	18	—	9	9	27	40	33	—	(46)
Income tax expense (benefit)(2)	4	—	2	2	6	10	7	—	(11)

Net income (loss)	$14	$—	$7	$7	$21	$30	$26	$—	$(35)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$3	$—	$3
Total other income (loss)	5	—	5
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)

Total Core Earnings adjustments to GAAP	$8	$1	9

Income tax expense (benefit)			2

Net income (loss)			$7

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$782					$493	$289	$—	$—
Cash and investments	20					10	5	—	5

Total interest income	802					503	294	—	5
Total interest expense	672					454	181	—	23

Net interest income (loss)	130	$6	$8	$14	$144	49	113	—	(18)
Less: provisions for loan losses	30				30	8	22	—	—

Net interest income (loss) after provisions for loan losses	100					41	91	—	(18)
Other income (loss):
Servicing revenue	13					10	3	—	—
Asset recovery and business processing revenue	23					—	—	23	—
Other revenue (loss)	(10)					—	—	—	15

Total other income (loss)	26	(6)	31	25	51	10	3	23	15
Expenses:
Direct operating expenses	74					19	35	20	—
Unallocated shared services expenses	53					—	—	—	53

Operating expenses	127				127	19	35	20	53
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	3	—	—	—	3	—	—	—	3

Total expenses	131	—	(1)	(1)	130	19	35	20	56

Income (loss) before income tax expense (benefit)	(5)	—	40	40	35	32	59	3	(59)
Income tax expense (benefit)(2)	(3)	—	12	12	9	8	13	1	(13)

Net income (loss)	$(2)	$—	$28	$28	$26	$24	$46	$2	$(46)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$14	$—	$14
Total other income (loss)	25	—	25
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)

Total Core Earnings adjustments to GAAP	$39	$1	40

Income tax expense (benefit)			12

Net income (loss)			$28

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$925					$608	$317	$—	$—
Cash and investments	48					28	7	—	13

Total interest income	973					636	324	—	13
Total interest expense	843					603	198	—	36

Net interest income (loss)	130	$9	$(3)	$6	$136	33	126	—	(23)
Less: provisions for loan losses	14				14	(2)	16	—	—

Net interest income (loss) after provisions for loan losses	116					35	110	—	(23)
Other income (loss):
Servicing revenue	18					15	3	—	—
Asset recovery and business processing revenue	81					—	—	81	—
Other revenue	18					2	—	—	2

Total other income (loss)	117	(9)	(5)	(14)	103	17	3	81	2
Expenses:
Direct operating expenses	112					16	34	62	—
Unallocated shared services expenses	54					—	—	—	54

Operating expenses	166				166	16	34	62	54
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	16	—	—	—	16	—	—	—	16

Total expenses	185	—	(3)	(3)	182	16	34	62	70

Income (loss) before income tax expense (benefit)	48	—	(5)	(5)	43	36	79	19	(91)
Income tax expense (benefit)(2)	12	—	(2)	(2)	10	8	19	4	(21)

Net income (loss)	$36	$—	$(3)	$(3)	$33	$28	$60	$15	$(70)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$6	$—	$6
Total other income (loss)	(14)	—	(14)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(8)	$3	(5)

Income tax expense (benefit)			(2)

Net income (loss)			$(3)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,537					$975	$562	$—	$—
Cash and investments	43					20	10	—	13

Total interest income	1,580					995	572	—	13
Total interest expense	1,322					892	364	—	49

Net interest income (loss)	258	$11	$6	$17	$275	103	208	—	(36)
Less: provisions for loan losses	67				67	16	51	—	—

Net interest income (loss) after provisions for loan losses	191					87	157	—	(36)
Other income (loss):
Servicing revenue	27					21	6	—	—
Asset recovery and business processing revenue	23					—	—	23	—
Other revenue	3					(1)	—	—	34

Total other income (loss)	53	(11)	41	30	83	20	6	23	34
Expenses:
Direct operating expenses	127					37	70	20	—
Unallocated shared services expenses	100					—	—	—	100

Operating expenses	227				227	37	70	20	100
Goodwill and acquired intangible asset impairment and amortization	2	—	(2)	(2)	—	—	—	—	—
Restructuring/other reorganization expenses	3	—	—	—	3	—	—	—	3

Total expenses	232	—	(2)	(2)	230	37	70	20	103

Income (loss) before income tax expense (benefit)	12	—	49	49	61	70	93	3	(105)
Income tax expense (benefit)(2)	1	—	13	13	14	16	21	1	(24)

Net income (loss)	$11	$—	$36	$36	$47	$54	$72	$2	$(81)

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$17	$—	$17
Total other income (loss)	30	—	30
Goodwill and acquired intangible asset impairment and amortization	—	(2)	(2)

Total Core Earnings adjustments to GAAP	$47	$2	49

Income tax expense (benefit)			13

Net income (loss)			$36

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	SIX MONTHS ENDED JUNE 30, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,914					$1,269	$645	$—	$—
Cash and investments	86					51	14	—	21

Total interest income	2,000					1,320	659	—	21
Total interest expense	1,718					1,233	400	—	68

Net interest income (loss)	282	$19	$(2)	$17	$299	87	259	—	(47)
Less: provisions for loan losses	26				26	(1)	27	—	—

Net interest income (loss) after provisions for loan losses	256					88	232	—	(47)
Other income (loss):
Servicing revenue	35					28	7	—	—
Asset recovery and business processing revenue	158					—	—	158	—
Other revenue	59					5	1	—	7

Total other income (loss)	252	(19)	(27)	(46)	206	33	8	158	7
Expenses:
Direct operating expenses	231					33	67	131	—
Unallocated shared services expenses	119					—	—	—	119

Operating expenses	350				350	33	67	131	119
Goodwill and acquired intangible asset impairment and amortization	5	—	(5)	(5)	—	—	—	—	—
Restructuring/other reorganization expenses	17	—	—	—	17	—	—	—	17

Total expenses	372	—	(5)	(5)	367	33	67	131	136

Income (loss) before income tax expense (benefit)	136	—	(24)	(24)	112	88	173	27	(176)
Income tax expense (benefit)(2)	27	—	(1)	(1)	26	20	40	6	(40)

Net income (loss)	$109	$—	$(23)	$(23)	$86	$68	$133	$21	$(136)

(1)	Core Earnings adjustments to GAAP:

	SIX MONTHS ENDED JUNE 30, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$17	$—	$17
Total other income (loss)	(46)	—	(46)
Goodwill and acquired intangible asset impairment and amortization	—	(5)	(5)

Total Core Earnings adjustments to GAAP	$(29)	$5	(24)

Income tax expense (benefit)			(1)

Net income (loss)			$(23)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
GAAP net income (loss)	$14	$(2)	$36	$11	$109
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	8	39	(8)	47	(29)
Net impact of goodwill and acquired intangible assets	1	1	3	2	5
Net tax effect	(2)	(12)	2	(13)	1

Total Core Earnings adjustments to GAAP	7	28	(3)	36	(23)

Core Earnings net income (loss)	$21	$26	$33	$47	$86

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$5	$25	$(14)	$30	$(46)
Plus: (Gains) losses on fair value hedging activity included in interest expense	(4)	6	(5)	2	(5)

Total (gains) losses in GAAP net income	1	31	(19)	32	(51)
Plus: Reclassification of settlement income (expense) on derivative and hedging activities, net(1)	5	6	9	11	19

Mark-to market (gains) losses on derivative and hedging activities, net(2)	6	37	(10)	43	(32)
Other derivative accounting adjustments(3)	2	2	2	4	3

Total net impact of derivative accounting	$8	$39	$(8)	$47	$(29)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Reclassification of settlements on derivative and hedging activities:
Net settlement income (expense) on interest rate swaps reclassified to net interest income	$5	$6	$9	$11	$19

Total reclassifications of settlement income (expense) on derivative and hedging activities	$5	$6	$9	$11	$19

(2)	“Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Fair Value Hedges	$4	$3	$2	$7	$(2)
Foreign currency hedges	(8)	3	(7)	(5)	(3)
Other(a)	10	31	(5)	41	(27)

Total mark-to-market (gains) losses on derivative and hedging activities, net	$6	$37	$(10)	$43	$(32)

(a)

Primarily derivatives that are used to economically hedge the origination of fixed rate Private Education Loans that don’t qualify for hedge accounting. We believe that these derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy.

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of June 30, 2025, derivative accounting has decreased GAAP equity by approximately $30 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not in Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Beginning impact of derivative accounting on GAAP equity	$(22)	$8	$11	$8	$(1)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(8)	(30)	1	(38)	13

Ending impact of derivative accounting on GAAP equity	$(30)	$(22)	$12	$(30)	$12

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(8)	$(39)	$8	$(47)	$29
Tax and other impacts of derivative accounting adjustments	2	10	(2)	12	(7)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(2)	(1)	(5)	(3)	(9)

Net impact of net mark-to-market gains (losses) under derivative accounting	$(8)	$(30)	$1	$(38)	$13

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use pay-fixed swaps and fixed rate debt to economically hedge embedded Floor Income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Total hedged Floor Income, net of tax(1)(2)	$35	$40	$69

(1)  $46 million, $52 million and $90 million on a pre-tax basis as of June 30, 2025, March 31, 2025, and June 30, 2024, respectively.

(2)  Of the $35 million as of June 30, 2025, approximately $8 million, $14 million, $7 million and $6 million will be recognized as part of Core Earnings net income in the remainder of 2025, 2026, 2027 and 2028, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Core Earnings goodwill and acquired intangible asset adjustments	$1	$1	$3	$2	$5

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP Loan portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024
Navient Corporation’s stockholders’ equity	$2,564	$2,589	$2,748
Less: Goodwill and acquired intangible assets	436	437	690

Tangible Equity	2,128	2,152	2,058
Less: Equity held for FFELP Loans	148	151	165

Adjusted Tangible Equity	$1,980	$2,001	$1,893

Divided by:
Total assets	$50,222	$50,950	$56,622
Less:
Goodwill and acquired intangible assets	436	437	690
FFELP Loans	29,618	30,244	32,940

Adjusted tangible assets	$20,168	$20,269	$22,992

Adjusted Tangible Equity Ratio	9.8%	9.9%	8.2%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (EBITDA)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Core Earnings pre-tax income	$—	$3	$19	$3	$27
Plus:
Depreciation and amortization expense(1)	—	—	1	—	2

EBITDA	$—	$3	$20	$3	$29

Divided by:
Total revenue	$—	$23	$81	$23	$158

EBITDA margin	—%	13%	25%	13%	18%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of June 30, 2025, the $520 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $15,878 million Private Education Loan portfolio. The $172 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $15,878 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			SIX MONTHS ENDED
(Dollars in millions)	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Allowance at end of period (GAAP)	$348	$397	$493	$348	$493
Plus: expected future recoveries on previously fully charged-off loans	172	174	211	172	211

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$520	$571	$704	$520	$704

Ending total loans	$15,878	$16,087	$16,731	$15,878	$16,731
Ending loans in repayment	$15,267	$15,420	$16,087	$15,267	$16,087
Net charge-offs	$80	$72	$67	$152	$166

Allowance coverage of charge-offs (annualized):
GAAP	1.1	1.4	1.8	1.1	1.5
Adjustment(1)	.5	.6	.8	.6	.6

Non-GAAP Financial Measure(1)	1.6	2.0	2.6	1.7	2.1

Allowance as a percentage of the ending total loan balance:
GAAP	2.2%	2.5%	2.9%	2.2%	2.9%
Adjustment(1)	1.1	1.1	1.3	1.1	1.3

Non-GAAP Financial Measure(1)	3.3%	3.6%	4.2%	3.3%	4.2%

Allowance as a percentage of the ending loans in repayment:
GAAP	2.3%	2.6%	3.1%	2.3%	3.1%
Adjustment(1)	1.1	1.1	1.3	1.1	1.3

Non-GAAP Financial Measure(1)	3.4%	3.7%	4.4%	3.4%	4.4%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.